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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 1, 1999

COMPS.COM ANNOUNCES ACQUISITION OF COMMERCIAL BROKER'S NETWORK AND THE FLICK REPORT OF AUSTIN, TEXAS

 . Combined with the August acquisition of the Baca Information Group of Houston, Texas, COMPS.COM further establishes its position as market leader in Texas commercial real estate information

 . Both acquisitions complement the established COMPS.COM sales comparables and for sale listing business in Dallas/Ft. Worth, Austin, San Antonio and Houston

SAN DIEGO, CA, September 1, 1999 -- COMPS.COM (NASDAQ: CDOT) today reported it has significantly expanded its operations in Texas, one of the largest commercial real estate markets in the country, by acquiring the assets of the Flick Report and the COMMERCIAL Broker's Network of Austin, Texas. The Flick Report is a bi-monthly publication serving the commercial real estate leasing and sales markets in the Austin and central Texas area. The COMMERCIAL Broker's Network is an Internet marketing tool for commercial property leases and for sale properties (http://www.combroker.com). Terms regarding the transaction were
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not disclosed.

Christopher A. Crane, Chief Executive Officer of COMPS.COM, said "We are excited about the addition of the Flick Report and the COMMERCIAL Broker's Network. The Flick Report is a market-leading publication that is recognized in the Central Texas area as the primary source of commercial real estate information. Combined with the Baca Information Group acquisition earlier this month, this transaction establishes COMPS.COM as a major player in the Texas commercial real estate information industry. Three of the ten largest cities in the US are in Texas, so it is important that COMPS.COM invest in this rapidly growing and prosperous area. The COMMERCIAL Broker's Network Internet platform complements COMPS.COM's Internet delivery platform and gives us a head start in providing our customers in Texas with Internet information and transaction services."

Elliott Flick of the Flick Report and the COMMERCIAL Broker's Network, commented "We are pleased to become part of COMPS.COM because we share the same philosophy about the real estate business - that real estate information is essentially local to the market and you need to build from the grass roots up. The Internet offers innumerable opportunities for our industry and at combroker.com we have made substantial progress toward meeting our customers needs. With COMPS.COM's resources, we will be able to accelerate that effort, solidify our leadership position in the Central Texas market, and contribute to COMPS.COM's Internet activities."

COMPS.COM went public in May 1999, selling 4.5 million shares of common stock and raising net proceeds of approximately $62.2 million.

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COMPS.COM is a national provider of comprehensive commercial real estate sales information and services both offline and on the Internet. Over the last 17 years, the Company has developed a highly evolved data collection and confirmation system to provide information on commercial real estate properties. This information is verified by the Company's researchers and includes sale prices, income and expenses, capitalization rates, loan data, property photographs, buyers, sellers, brokers and other key details.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We refer you to the documents the Company files from time to time with the Securities and Exchange Commission, specifically, the Company's most recent Registration Statement on Form S-1 and subsequent Form 10Qs. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, ability to successfully integrate our Internet platforms with those of acquired companies, ability to achieve geographic expansion, uncertainty of achieving profitability, little history offering our products over the Internet, need to continue to develop and offer new products, fluctuations in our quarterly results, volatility of stock price, and future growth subject to risks. We undertake no obligation to update the statements made in this press release as the facts change.

Please visit the COMPS.COM web site www.comps.com for additional information about the Company, its products and services.

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